EXHIBIT 10.1

SECOND AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
(formerly called, EPCO AGREEMENT)

by and among

EPCO, INC.

(formerly known as Enterprise Products Company)

ENTERPRISE PRODUCTS PARTNERS L.P.

ENTERPRISE PRODUCTS OPERATING L.P.

ENTERPRISE PRODUCTS GP, LLC

and

ENTERPRISE PRODUCTS OLPGP, INC.

TABLE OF CONTENTS

	ARTICLE 1: DEFINITIONS
1.1	Definitions	2
1.2	Construction	2
	ARTICLE 2: SERVICES
2.1	EPCO Services; Term	2
2.2	EPCO Compensation	2
2.3	Dispute Regarding Services or Calculation of Costs.	3
2.4	Invoices	3
2.5	Disputes; Default	4
2.6	Input Regarding EPCO Services	4
2.7	Limitation Regarding EPCO Services	4
2.8	Representations Regarding Use of Services	4
2.9	Warranties; Limitation of Liability	4
2.10	Force Majeure	5
2.11	Affiliates	5
	ARTICLE 3: USE OF NAME AND MARK
3.1	Grant of License	5
3.2	Reimbursement of Costs	5
	ARTICLE 4: EPCO’S INDEMNIFICATION FOR EXCLUDED LIABILITIES
4.1	Indemnification	5
4.2	Indemnification Procedures	6
	ARTICLE 5: OTHER AGREEMENTS
5.1	Insurance Matters	6
5.2	Sublease of Equipment	6
5.3	EPCO’s Employees	6
5.4	Business Opportunities	7
	ARTICLE 6: MISCELLANEOUS
6.1	Choice of Law; Submission to Jurisdiction	7
6.2	Notices	7
6.3	Entire Agreement; Supersedure	8
6.4	Effect of Waiver of Consent	8
6.5	Amendment or Modification	8
6.6	Assignment	8
6.7	Counterparts	8
6.8	Severability	8

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6.9	Further Assurances	8
6.10	Withholding or Granting of Consent	8
6.11	U.S. Currency	9
6.12	Laws and Regulations	9
6.13	Negation of Rights of Third Parties	9

Attachment I Defined Terms

-ii-

SECOND AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

     THIS SECOND AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on October 22, 2004, but effective as of October 1, 2004 (the “Effective Date”) by and among EPCO, Inc., a Texas corporation, formerly known as Enterprise Products Company, (“EPCO”), Enterprise Products Partners L.P., a Delaware limited partnership (“MLP”), Enterprise Products Operating L.P., a Delaware limited partnership (“OLP”), Enterprise Products GP, LLC, a Delaware limited liability company (“Enterprise GP”), and Enterprise Products OLPGP, Inc., a Delaware corporation (“Enterprise OLPGP”).

R E C I T A L S

     The purpose of this Agreement is to amend and restate, in its entirety, that certain First Amended and Restated Administrative Services Agreement (the “First Amendment”), dated as of January 1, 2004, among the Parties hereto.

     The Parties hereto (other than Enterprise OLPGP) originally entered into that certain EPCO Agreement, dated as of July 31, 1998, in connection with the initial public offering of units in MLP, pursuant to which EPCO and its Affiliates (other than the Partnership Entities) (collectively, the “EPCO Group”) agreed to provide certain operational and financial support to the Partnership Entities.

     Effective as of December 10, 2003, Enterprise OLPGP succeeded Enterprise GP as the general partner of OLP.

     Effective as of January 1, 2004, the Parties hereto amended and restated the EPCO Agreement pursuant to the First Amendment, (i) to reduce the operational and financial support provided by the EPCO Group to the Partnership Entities, (ii) to change the manner in which the Partnership Entities were charged for certain administrative, management, and operating services provided by EPCO, from a fixed fee to allocating the cost of such services to the Partnership Entities on a pro rata basis, (iii) to assign certain contract rights, initially retained by EPCO, but which related to assets owned by the Partnership Entities to the Partnership Entities, and (iv) to reflect certain other understandings between the EPCO Group and the Partnership Entities.

     Effective as of June 21, 2004, EPCO assigned the Name and the Mark to Enterprise GP, and effective as of October 1, 2004, Enterprise GP assigned the Name and Mark to OLP.

     The Parties hereto desire, by their execution of this Agreement, to evidence the terms and conditions upon which (i) the EPCO Group will provide certain services to the Partnership Entities, (ii) OLP will license the use of the Name and the Mark to EPCO, (iii) EPCO will provide indemnification to the Partnership Entities for certain matters, and (iv) the relationship between the EPCO Group and the Partnership Entities regarding a variety of additional matters will be reflected.

A G R E E M E N T S

     NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1: DEFINITIONS

     1.1 Definitions. The definitions listed on Attachment I shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement. Any other capitalized term that is used but not defined herein shall have the meaning given such term in the MLP Agreement.

     1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE 2: SERVICES

     2.1 EPCO Services; Term. During the period beginning on the Effective Date and ending on July 31, 2008, subject to the terms of this Article 2 and in exchange for the reimbursement described in Section 2.2, EPCO hereby agrees to provide the Partnership Entities with such selling, general and administrative services and such management and operating services as may be necessary to manage and operate the business, properties and assets of the Partnership Entities in substantially the same manner that such business, properties and assets have been managed and operated by EPCO prior to the Effective Date; it being understood and agreed by the Parties that in connection with the provision of such management and operating services, EPCO shall employ or otherwise retain the services of such personnel as may be necessary to cause the business, properties and assets of the Partnership Entities to be so managed and operated (individually, an “EPCO Service” and, collectively, the “EPCO Services”). All EPCO Services provided by EPCO hereunder shall be substantially identical in nature and quality to the services of such type provided by EPCO with respect to the business, properties and assets of the Partnership Entities during the calendar year 2003.

     2.2 EPCO Compensation. As compensation for the provision by EPCO to the Partnership Entities of the EPCO Services, EPCO shall be entitled to receive, and the Partnership Entities agree to pay to EPCO, an amount equal to the sum of all costs and expenses (direct or indirect) incurred by EPCO which are directly or indirectly related to the business or activities of the Partnership Entities (including, without limitation, expenses, direct or indirect, reasonably allocated to the Partnership Entities by EPCO). In addition, the Partnership Entities shall pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the EPCO Services provided to the Partnership Entities by EPCO. The aggregate amount payable by the Partnership Entities to EPCO pursuant to this Section 2.2 with respect to a given period of time shall be referred to herein as the “Administrative Services Fee”. It is the intention of the Parties that, with the exception of Article V and the Retained Leases (as hereinafter defined), the Administrative Services Fee represents fair and reasonable compensation to EPCO for the Partnership Entities’ allocable share of all general and administrative expenses, capital expenses and other costs for shared services borne or performed by EPCO, or any of the other members of the EPCO Group, for the benefit of any member of the MLP Group. The “Retained Leases” are operating leases relating to (i) an isomerization unit, (ii) one deisobutanizer tower, (iii) one cogeneration unit, and (iv) 100 railcars, the liabilities for each of which were retained by EPCO in connection with the formation of MLP and OLP.

     2.3 Dispute Regarding Services or Calculation of Costs.

          (a) Should there be a dispute over the nature or quality of the EPCO Services, or the calculation and allocation of any Administrative Services Fee, relating to any of the EPCO Services, the Parties shall first attempt to resolve such dispute, acting diligently and in good faith, using the past practices of the Parties and documentary evidence of costs as guidelines for such resolution. If the Parties are unable to resolve any such dispute within thirty days, or such additional time as may be reasonable under the circumstances, the dispute shall be referred to the Audit and Conflicts Committee. The Parties agree that the Audit and Conflicts Committee shall have the authority to settle any such dispute, in its sole discretion, recognizing that it is the intent of all Parties that all shared expenses or services be allocated between the EPCO Group and the Partnership Entities on a fair and reasonable basis.

          (b) EPCO and the Partnership Entities agree that the prior practice of EPCO with respect to the EPCO Services previously provided with respect to the business, properties and assets of the Partnership Entities or the calculation of the Administrative Services Fee relating to such EPCO Services, as determined from the books and records of EPCO, shall be prima facie evidence as to the nature and quality of the EPCO Services and the reasonableness of the calculation or allocation of the Administrative Services Fee relating to such EPCO Services, as the case may be.

     Notwithstanding the foregoing, the Parties recognize that prior to January 1, 2004, the Administrative Services Fee for a portion of the EPCO Services was a fixed fee, as previously described in the EPCO Agreement, and that the Administrative Services Fee for another portion of the EPCO Services was not calculated on a pro rata basis; therefore, the initial calculation and allocation of the Administrative Services Fee for the calendar year 2004 for the EPCO Services shall be reviewed and approved by the Audit and Conflicts Committee. If the Audit and Conflicts Committee determines that the Administrative Services Fee for 2004 should be greater than or less than the amount actually charged by EPCO to the Partnership Entities because the allocation of expenses between EPCO and the Partnership Entities was not reasonable, the Partnership Entities shall pay any shortfall to EPCO, or EPCO shall pay any overcharge to Enterprise GP, as the case may be, within thirty days following receipt of the Audit and Conflicts Committee’s determination. The calculations and allocations made by the Audit and Conflicts Committee for 2004 shall establish the basis for the calculation and allocation of the Administrative Services Fee for calendar years 2005 through 2008.

     2.4 Invoices. EPCO shall invoice OLP on or before the last day of each month for the estimated Administrative Services Fee for the next succeeding month, plus or minus any adjustment necessary to correct prior estimated billings to actual billings. All invoices shall be due and payable on the last day of the month of the invoice. Upon request, EPCO shall furnish in reasonable detail a description of the EPCO Services performed for the Partnership Entities during any month.

     2.5 Disputes; Default. Notwithstanding any provision of this Article 2 to the contrary, should OLP fail to pay EPCO, when due, any amounts owing in respect of the EPCO Services, except as set forth in the third succeeding sentence, upon 30 days’ notice, OLP may terminate this Article 2 as to those EPCO Services that relate to the unpaid portion of the invoice. Should there be a dispute as to the propriety of invoiced amounts, OLP shall pay all undisputed amounts on each invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify EPCO of such disputed amount. EPCO shall provide OLP with records relating to the disputed amount so as to enable the Parties to resolve the dispute. So long as the Parties are attempting in good faith to resolve the dispute, EPCO shall not be entitled to terminate the EPCO Services that relate to the disputed amount.

     2.6 Input Regarding EPCO Services. Any records, information or other input from the Partnership Entities that is necessary for EPCO to perform any EPCO Services shall be submitted, upon EPCO’s request therefor, to EPCO by the Partnership Entities in a manner consistent with the practices utilized by the Partnership Entities during the one year period prior to January 1, 2004, which manner shall not be altered except by mutual agreement of the Parties. If the Partnership Entities’ failure to supply such records, information or other input renders EPCO’s performance of any EPCO Services unreasonably difficult, EPCO, upon reasonable notice to the Partnership Entities, may refuse to perform such EPCO Services until such records, information or other input is supplied.

     2.7 Limitation Regarding EPCO Services. The Partnership Entities acknowledge that the EPCO Services shall be provided only with respect to the business of the Partnership Entities as operated on January 1, 2004 or as otherwise mutually agreed by EPCO and the Partnership Entities which agreement regarding additional, or fewer EPCO Services shall reflect an appropriate adjustment to the aggregate Administrative Services Fee for the following months. EPCO shall not be required to perform any EPCO Services for the benefit of any Person other than the Partnership Entities.

     2.8 Representations Regarding Use of Services. OLP, on behalf of itself and the other members of the Partnership Entities, represents and agrees that it will use the EPCO Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations, and specifications that may be set forth in any manuals, materials, documents, or instructions furnished from time to time by EPCO to the Partnership Entities. EPCO reserves the right to take all actions, including, without limitation, termination of any portion of the EPCO Services that it reasonably believes is required to be terminated in order to assure compliance with applicable laws and regulations.

     2.9 Warranties; Limitation of Liability. The EPCO Services shall be of the same or similar quality as those provided by EPCO with respect to the business, properties and assets of the Partnership Entities during the one-year period prior to January 1, 2004. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, EPCO MAKES NO (AND HEREBY

DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE EPCO SERVICES. IN NO EVENT SHALL EPCO OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PARTIES RECEIVING ANY EPCO SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICE, REGARDLESS OF WHETHER SUCH PARTY PROVIDING SUCH SERVICE, ITS AFFILIATES, OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A THIRD PARTY.

     2.10 Force Majeure. EPCO shall have no obligation to perform the EPCO Services if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment, or any other cause or circumstance, whether similar or dissimilar to the foregoing causes or circumstances, beyond the reasonable control of EPCO.

     2.11 Affiliates. At its election, EPCO may cause one or more of its Affiliates or third party contractors reasonably acceptable to the Party receiving such EPCO Service to provide such EPCO Service; however, EPCO shall remain responsible for the provision of such EPCO Service in accordance with this Agreement.

ARTICLE 3: USE OF NAME AND MARK

     3.1 Grant of License. Effective as of October 1, 2004, OLP has granted EPCO a worldwide royalty-free, five year right and license to use the Name and Mark pursuant to a License Agreement.

     3.2 Reimbursement of Costs. OLP shall reimburse EPCO for the cost of removing the Name and Mark from EPCO’s trucks in order to meet the schedule for removal of all Names and Marks on or before the end of the term of the License Agreement.

ARTICLE 4: EPCO’S INDEMNIFICATION FOR EXCLUDED LIABILITIES

     4.1 Indemnification. From and after the date hereof and subject to the remaining provisions of this Article 4, EPCO shall indemnify, defend and hold harmless the Partnership Entities from and against any loss, cost, claim, liability, prepayment or similar penalty, damage, expense, attorneys fees, judgment, award or settlement of any kind or nature whatsoever (other than out-of-pocket costs and expenses incurred by the Partnership Entities in connection with the discharge of their obligations pursuant to Section 4.2(b)) (collectively, “Losses”) incurred by the Partnership Entities in connection with the Excluded Liabilities; provided, however, in no event shall such indemnification obligation, or the term “Losses,” cover or include exemplary, punitive, special, consequential, indirect, or incidental damages or lost profits suffered by the Partnership Entities in connection with the Excluded Liabilities, except to the extent such exemplary, punitive, special, consequential, indirect or incidental damages or lost profits are actually paid by a Partnership Entity to a third party.

     4.2 Indemnification Procedures.

          (a) EPCO shall have the right to control all aspects of the defense of any claims (and any counterclaims) related to the Excluded Liabilities, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Partnership Entities unless (i) it includes a full release of the Partnership Entities from such matter or issues, as the case may be or (ii) following such settlement there is no realistic scenario under which the Partnership Entities could be held liable for such matter or issues.

          (b) The Partnership Entities agree, at their own cost and expense, to cooperate fully with EPCO with respect to all aspects of the defense of any claims related to the Excluded Liabilities, including, without limitation, the prompt furnishing to EPCO of any correspondence or other notice relating thereto that the Partnership Entities may receive, permitting the names of the Partnership Entities to be utilized in connection with such defense and the making available to EPCO of any files, records or other information of the Partnership Entities that EPCO considers relevant to such defense; provided, however, that in connection therewith EPCO agrees to use reasonable efforts to minimize the impact thereof on the operations of such Partnership Entities. In no event shall the obligation of the Partnership Entities to cooperate with EPCO as set forth in the immediately preceding sentence be construed as imposing upon the Partnership Entities an obligation to hire and pay for counsel in connection with the defense of any claims related to the Excluded Litigation.

ARTICLE 5: OTHER AGREEMENTS

     5.1 Insurance Matters. EPCO hereby agrees to cause the Partnership Entities to be named as additional insureds in EPCO’s insurance program, as in effect from time to time. Subject to Section 2.5, each of the Partnership Entities shall be allocated, and pay for, such insurance coverage in an amount equal to EPCO’s cost of insuring the assets and operations of such Partnership Entity, and generally in accordance with the allocations and methodology used prior to the Effective Date.

     5.2 Sublease of Equipment. Effective June 1, 1998, EPCO and OLP entered into one or more Sublease Agreements (the “Sublease Agreements”), pursuant to which EPCO agreed to sublease to OLP the equipment covered by the Retained Leases. EPCO has assigned to OLP all options held by EPCO to purchase any and all equipment subject to the Sublease Agreements and the Retained Leases.

     5.3 EPCO’s Employees. The obligation of OLP to pay the Administrative Services Fee shall, as such obligation relates to EPCO’s expenses incurred to compensate its employees providing the EPCO Services, reimburse EPCO for the appropriate pro rata cost of such employees’ salaries, wages, bonuses, benefits, social security taxes, workers compensation insurance, retirement and insurance benefits, training, and other direct and indirect costs of such employee fringe benefits. OLP shall not be obligated to pay any amount directly to EPCO’s employees; provided however, if EPCO ever fails to pay any employee providing EPCO Services to the Partnership Entities within 30 days following the date such employee’s payment is due:

               (i) any Partnership Entity may (w) pay such employee directly, (x) employ such employee directly, (y) notify EPCO and begin to pay all employees providing EPCO Services directly, or (z) notify EPCO that the portion of this Agreement relating to the EPCO Services is terminated and employ directly any or all of such employees, or employ such other individuals as the Partnership Entities may choose in their sole discretion, and

               (ii) EPCO shall reimburse the Partnership Entities for any amount that the Partnership Entities paid to EPCO, for EPCO’s employees providing the EPCO Services, that EPCO did not pay to, or on behalf of, such employees.

          (b) Notwithstanding anything implied in Section 5.3(a) to the contrary, the Partnership Entities, acting through OLP, shall have the right, at any time upon at least 90 days notice to EPCO, to terminate the portion of this Agreement relating to the EPCO Services and to employ any or all of EPCO’s employees providing the EPCO Services directly, or employ such other individuals as the Partnership Entities may choose in their sole discretion.

     5.4 Business Opportunities. If the EPCO Group is offered by a third party, or discovers an opportunity to acquire from a third party, a business or assets that is or are in the same or similar line of business then being conducted by a Partnership Entity or in a line of business that would be a natural extension of any business then being conducted by a Partnership Entity (a “Business Opportunity”), the EPCO Group shall promptly advise the Board of Directors of the General Partner of such Business Opportunity and offer such Business Opportunity to the Partnership. If the Board of Directors of the General Partner does not advise the EPCO Group within ten days following the receipt of such notice that the Partnership wishes to pursue such Business Opportunity, the EPCO Group shall then be permitted to pursue such Business Opportunity. If the Board of Directors of the General Partner advises the EPCO Group within such ten day period that the Partnership wishes to pursue such Business Opportunity, the EPCO Group shall not be permitted to pursue such Business Opportunity unless the Board of Directors of the General Partner subsequently advises the EPCO Group that it has abandoned its pursuit of such Business Opportunity.

ARTICLE 6: MISCELLANEOUS

     6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to exclusive venue in Houston, Harris County, Texas.

     6.2 Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Person. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

     6.3 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

     6.4 Effect of Waiver of Consent. No Party’s express or implied waiver of, or consent to, any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

     6.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the agreement of all the Parties; provided, however, that MLP may not, without the prior approval of the Audit and Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of Enterprise GP, will materially and adversely affect the Holders of Common Units.

     6.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties.

     6.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

     6.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     6.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     6.10 Withholding or Granting of Consent. Unless the consent or approval of a Party is expressly required not to be unreasonably withheld (or words to similar effect), each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

     6.11 U.S. Currency. All sums and amounts payable or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

     6.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

     6.13 Negation of Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no Limited Partner, Assignee or other Person shall have the right to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on October 22, 2004, but effective as of, the Effective Date.

EPCO, INC. (formerly known as Enterprise
Products Company, a Texas corporation

By:	/s/ Richard H. Bachmann

Name:	Richard H. Bachmann
Title:	Executive Vice President and Chief Legal Officer

Address for Notice:
2707 North Loop West
Houston, Texas 77008
Telecopy No.: (713) 880-6631

ENTERPRISE PRODUCTS PARTNERS L.P.

ENTERPRISE PRODUCTS OPERATING L.P.

ENTERPRISE PRODUCTS GP, LLC,
Individually and as Sole General Partner of Enterprise Products Partners L.P., and

ENTERPRISE PRODUCTS OLPGP, INC.,
Individually and as Sole General Partner of Enterprise Products Operating L.P.

By:	/s/ Michael A. Creel

Michael A. Creel
Executive Vice President and
Chief Financial Officer

Address for Notice:
2727 North Loop West
Houston, Texas 77008
Telecopy No.: (713) 880-6570

Attachment I
DEFINED TERMS

     “Administrative Services Fee” shall have the meaning set forth in Section 2.2 hereto.

     “Affiliate” shall have the meaning attributed to such term in the MLP Agreement; provided, however, that for the purposes of this Agreement none of the Partnership Entities shall be deemed to be an Affiliate of EPCO.

     “Agreement” shall mean this Second Amended and Restated EPCO Agreement, as it may be amended, modified, or supplemented from time to time.

     “Applicable Period” shall mean the period commencing on the Effective Date and terminating on the earlier of (a) the date on which the general partner of MLP ceases to be Enterprise Products GP, LLC or another Person that is an Affiliate of EPCO, and (b) the date on which the general partner of OLP ceases to be Enterprise Products OLPGP, Inc. or another person that is an affiliate of EPCO.

     “EPCO Group” shall have the meaning set forth in Recitals.

     “EPCO Services” shall have the meaning set forth in Section 2.1 hereto.

     “Excluded Liabilities” shall mean the following liabilities and obligations:

     (a) all indebtedness of EPCO and its Affiliates for borrowed money; and

     (b) any income tax liability of EPCO that may result from the consummation of the transactions contemplated by the First Amendment or this Agreement.

     “First Amendment” shall have the meaning set forth in the Recitals.

     “General Partner” shall mean Enterprise GP and Enterprise OLPGP and their successors as general partner of MLP and OLP, respectively, unless the context otherwise requires.

     “Losses” shall have the meaning set forth in Section 4.1.

     “MLP Agreement” shall mean that certain Fourth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of October 1, 2004, as amended, as same may be further amended from time to time.

     “Name” and “Mark” shall mean the name “Enterprise”, as described in Registration Number 1,236,995 registered on May 10, 1983 and issued by the United States Patent and Trademark Office, and the mark “Enterprise”, as described in Application Registration Number 1,292,612 registered on September 4, 1984 and issued by the United States Patent and Trademark Office.

     “Partnership Entities” shall mean the General Partner, MLP, OLP and any Affiliate controlled (and only so long as such Affiliates are controlled) by the General Partner, MLP or OLP (as the term “control” is used in the definition of “Affiliate” in the MLP Agreement).

     “Party” shall mean any one of the Persons that executes this Agreement.

     “Plan of Merger” shall mean that certain Plan of Merger dated June 1, 1998 by and among EPCO, HSC Pipeline Partnership, L.P., Chunchula Pipeline Company, LLC, Propylene Pipeline Partnership, L.P., Cajun Pipeline Company, LLC, and Enterprise Texas Operating L.P., as amended by that certain First Amendment to Plan of Merger among such parties dated effective as of June 1, 1998.

     "Retained Leases” shall have the meaning set forth in Section 2.2.

     “Sublease Agreements” shall have the meaning set forth in Section 5.2.